EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Anne H. Lloyd Executive Vice President, Chief Financial Officer and Treasurer (919) 783-4660 www.martinmarietta.com
MARTIN MARIETTA MATERIALS, INC. ANNOUNCES 2009 RESULTS

Provides Preliminary Outlook for 2010
RALEIGH, North Carolina (February 9, 2010) — Martin Marietta Materials, Inc. (NYSE:MLM) today announced results for the fourth quarter and year ended December 31, 2009, and provided a preliminary outlook for 2010. Notable items were:
For the quarter
•	Net sales of $327.8 million, compared with $413.5 million for the 2008 fourth quarter

•	Heritage aggregates product line volume down 24% and pricing down 1%

•	Record earnings from operations and operating margin in Specialty Products

•	Earnings from operations of $14.5 million, inclusive of West Group legal reserve, compared with $60.4 million for the prior-year quarter

•	Loss per diluted share of $0.07, compared with earnings per diluted share of $0.60 for the prior-year quarter; West Group legal reserve decreased 2009 earnings per diluted share by $0.18
For the year
•	Net sales of $1.497 billion, compared with $1.860 billion for the prior year

•	Heritage aggregates product line volume down 23% and pricing up 2%

•	Earnings from operations of $187.6 million (inclusive of West Group legal reserve, a $74.0 million decrease in energy costs and a $11.9 million decrease in selling, general and administrative costs)

•	Record earnings from operations and operating margin in Specialty Products

•	Earnings per diluted share of $1.91, compared with $4.18 for the prior year; West Group legal reserve decreased 2009 earnings per diluted share by $0.18
Management Commentary
Ward Nye, President and CEO of Martin Marietta Materials, stated, “In 2009, Martin Marietta Materials successfully navigated the most difficult economic environment we have seen in our industry since the Great Depression. However, because of our ability to achieve positive pricing growth and by maintaining our discipline and focusing on controlling the Corporation’s costs, we were able to remain profitable and generate significant cash flows despite the 15th consecutive quarter of declining shipment volume. For the year and quarter, respectively, heritage aggregates volume was down 23.0% and 24.3% and, cumulatively, volumes have declined 40% since the peak of the cycle in 2006. Despite increasingly negative pricing pressure during the course of the year, we still achieved a 2% increase in heritage aggregates pricing.
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MLM Reports 2009 Results

February 9, 2010
“With respect to cost containment, our consolidated cost of sales decreased 13.4%, or $41.4 million, for the quarter and 16.6%, or $230.3 million, for the year. While a $74.0 million reduction in energy costs for the year was the single largest variance contributor, we reduced our cost of sales in every significant category, with the exception of fixed costs related to depreciation and pension. These reduced costs are particularly compelling considering our Aggregates business continues to operate significantly below capacity, which restricts our ability to capitalize certain costs into inventory. Fourth-quarter 2009 cost of sales includes $17 million of costs that, in a more normalized economy, could have been inventoried; in contrast, fourth-quarter 2008 cost of sales included $28 million of these costs. For the full year, cost of sales includes $49 million of costs that could have been inventoried. Our Specialty Products business contributed significantly to our profitability, expanding its operating margin (excluding freight and delivery revenues) for the full year by more than 800 basis points to 25%, despite a 14% decrease in net sales.
“We are pleased that the majority of our aggregates markets continued to experience moderate price increases for the year. The Mideast and West Groups each reported increases in their heritage average annual selling prices of 3.8% and 3.4%, respectively. These positive pricing gains were achieved despite a Mideast Group annual heritage volume decline of 27% and a West Group annual heritage volume decline of 21%. Aggregates pricing pressure for both the year and the fourth quarter of 2009 was primarily driven by our Southeast Group. Heritage aggregates pricing for the Southeast Group for the fourth quarter decreased 7%, as compared with the prior-year quarter. Our Florida and River markets continued to represent two of the hardest hit geographic areas in terms of quarterly volume decline. Market dynamics and competitive forces vary widely across our footprint and can have a profound impact on pricing. Other markets with significant volume declines in the quarter continued to report price increases.
“As expected, each of our end markets, with the exception of our chemical rock (comprised primarily of material used for agricultural lime and flue gas desulfurization) and ballast product sales (referred to as “ChemRock/Rail” and formerly referred to as “Other”), which grew to 13% of total 2009 shipments, experienced a volume decline during 2009. The infrastructure construction market, which represented 55% of 2009 shipments, was weakened as state budgets were negatively impacted by the prolonged recession and further exacerbated by the expiration of the federal highway bill in September 2009. The federal highway program continues to operate under a Congressional continuing resolution; however, the absence of a fully enacted multi-year appropriation left state departments of transportation reluctant to initiate and undertake new multiyear construction projects.
“While the short-term impact of spending from the American Recovery & Reinvestment Act (“ARRA” or “Stimulus”) was well below expectations, Stimulus spending still had a positive effect on 2009. For example, as we reported in the third quarter, our business in the state of Iowa benefited greatly from Stimulus projects in 2009. As of December 31, 2009, Iowa had obligated 99% of its Stimulus dollars and had actually spent 58% of those funds. These percentages in Iowa compare to a nationwide ARRA obligation average of 85% and an actual spend average of 21%. Thus, the Corporation’s performance in Iowa, which is included in our Midwest Division, generally underscores that the combination of our lean operating cost structure, together with even moderate volume recovery, provides an enormously powerful combination. Specifically, net sales for the Midwest Division were down only 4.7% for the year, but operating margin expanded by 230 basis points, exemplifying the type of performance that we expect to repeat in multiple markets across the Corporation as volume rebounds.
“As expected, most forms of commercial construction activity, particularly true in office and retail construction, remained weak during 2009. Our nonresidential construction end market was 25% of 2009 shipments. Heavy industrial jobs, including alternative-energy construction projects, have sustained volume
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MLM Reports 2009 Results

February 9, 2010
throughout the year; however, our customers have reported a decrease in the number of heavy industrial construction jobs in their backlog or coming up for bid. Further, little has changed during 2009 with respect to residential construction, which represented 7% of total shipments. However, indicators increasingly point to the beginning of a recovery in this sector. Shipments of our ChemRock/Rail products were enhanced by the successful acquisition and integration of several rail-connected quarries from CEMEX, Inc., in June 2009.
“Our Specialty Products business delivered record earnings from operations and operating margin (excluding freight and delivery revenues) for both the fourth quarter and the full year. The Specialty Products business has continued to focus on operational efficiency initiatives driving this record profitability for the year. Earnings from operations of $36 million increased $8 million compared with the prior year.
“Selling, general and administrative expenses were down $1.4 million and $11.9 million for the fourth quarter and full year, respectively, compared with 2008. We achieved our objective of reducing selling, general and administrative spending during 2009, after absorbing a $6.4 million pension expense increase. Personnel costs declined $4.6 million for the year, after absorbing the pension expense increase. Total pension costs, reported in both cost of sales and selling, general and administrative expense, increased $16.7 million for the year due to a lower-than-expected return on plan assets in 2008.
“In January 2010, the Missouri Supreme Court declined to accept the appeal on a matter pending between the Corporation and the City of Greenwood, Missouri. We are considering our alternatives regarding this decision. We believe the result with regard to this legal proceeding is contrary to the evidence presented and governing legal principles, although we cannot reasonably predict the ultimate outcome of the proceeding. Accordingly, we recorded an $11.9 million legal reserve as of December 31, 2009. This noncash charge was recorded in other operating income and expenses, net. In 2008, other operating income and expenses, net, included $10.3 million of charges related to workforce reductions, asset write offs and a property loss.
“For the fourth quarter and full year 2009, we reported earnings from operations of $14 million and $188 million, respectively, both inclusive of an $11.9 million legal reserve, compared with $60 million and $323 million in the fourth quarter and full year 2008, respectively. Consolidated operating margin (excluding freight and delivery revenues) was 12.5% for 2009 compared with 17.4% for 2008. The legal reserve charge reduced consolidated operating margin (excluding freight and delivery revenues) by 80 basis points.
“The overall effective tax rate for 2009 was 24% compared with 30% for the full year 2008. The percentage depletion deduction is the significant driver of the effective tax rate. Due to limitations imposed on percentage depletion, the decreases in sales volumes and pretax earnings do not decrease the depletion deduction proportionately.
Liquidity And Capital Resources
“In this difficult economic environment, and consistent with our objective of protecting our balance sheet and liquidity, we closed the year in excellent shape. Strict attention to how we allocate capital and manage our working capital, combined with reduced capital expenditures, has helped us generate solid cash flows. Cash provided by operating activities for 2009 was $318.4 million, a reduction of only 8% compared with 2008, despite a 51% reduction in consolidated net earnings for the same period. We ended the year with $264 million in cash and cash equivalents, available borrowings of $323 million on our revolving credit agreement and available borrowings of $100 million on our secured accounts receivable credit facility. Capital expenditures were $139.2 million, a $119 million reduction as compared with 2008 capital spending.
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MLM Reports 2009 Results

February 9, 2010
“During the fourth quarter, we amended the terms of our revolving credit agreement, term loan and secured accounts receivable credit facility. The amendments provide for a leverage covenant ratio of 3.75 times debt to trailing twelve-month EBITDA for the quarters ended December 31, 2009 and March 31, 2010 and 3.5 times for the remaining quarters until maturity in June 2012. The amended leverage covenant levels provide additional flexibility to manage the Corporation’s financial position. In exchange for the amendment, we agreed to an increased pricing grid for borrowings under the revolving credit agreement. At December 31, 2009, our ratio of debt to trailing twelve-month EBITDA was 3.19 times, well within our leverage covenant of 3.75 times. The legal reserve is considered an unusual, nonrecurring, noncash charge under the definition of EBITDA in our credit agreements. A future payment related to the legal reserve could have an impact on our leverage covenant. We remain confident that this incremental financial flexibility, together with the cash flows generated in the operation of the business and from maintaining our reduced capital expenditures, provide sufficient liquidity to both service our debt and create shareholder value in these challenging times.
“During the fourth quarter 2009, we sold 726,200 shares of our common stock at an average price of $85.78 per share, raising $60.9 million after related expenses. For the year, we sold 3.8 million shares of common stock at an average price of $79.42 per share, raising net proceeds of $293.4 million. These equity issuances position us to pursue potential acquisitions that will create short- and long-term value for our shareholders.
2010 Outlook
“Our current view of 2010 is framed by the expectation of stability in overall aggregates demand in the Corporation’s markets. In particular, we expect volumes sold to the infrastructure construction market to increase since over 80% of infrastructure Stimulus money in our top five states was obligated in 2009, but less than 15% was actually spent during the year. As a result, our customers began 2010 with a project backlog that would not exist absent Stimulus funds. We are also carefully monitoring recent Congressional actions relative to the Safe, Accountable, Flexible and Efficient Transportation Equity Act — A Legacy for Users (“SAFETEA-LU”), the federal highway bill that ended September 30, 2009 and is currently operating under a continuing resolution, and jobs creation legislation. We believe federal highway reauthorization, and other jobs creation legislation, will restore state-level confidence, reduce budget pressures and allow state Departments of Transportation to progress multi-year construction projects to the bid and award stage. However, we expect that the federal highway bill reauthorization will likely occur too late in the year to meaningfully affect 2010 aggregates demand. We also expect to see a moderate increase in aggregates volume to the residential construction market, although this increase will be from a historically low base. We also anticipate steady growth for our ChemRock/Rail products. These end use markets cumulatively comprised 75% of our 2009 aggregates volumes, the balance of which comes from commercial, or nonresidential, construction where we expect a volume decline in 2010. While we have not seen evidence in our customer backlogs, the heavy industrial component of commercial construction may have an opportunity to expand in the second half of 2010 as developers take advantage of low construction costs and credit availability.
“All this being said, we expect a 2% to 4% increase in overall aggregates volume in 2010; however, if the decline in commercial construction is greater than anticipated, volumes may be flat or down compared with the prior year.
“Aggregates pricing for 2010 is also dependent on stability in overall aggregates demand. However, pricing increases will be more difficult to obtain due to the unprecedented decline in volume during this recession. We expect that both product and geographic mix could disproportionately impact overall reported aggregates selling prices and, perhaps, not be wholly reflective of the underlying pricing environment. For example, new highway construction requires a broader array of aggregates products — from base stone for road foundations
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MLM Reports 2009 Results

February 9, 2010
to clean stone for surface asphalt. While we would have better balanced inventories under this scenario, our average selling price could nonetheless be lower compared with 2009, because base stone is typically less expensive than clean stone. We currently expect flat to 2% increased aggregates pricing in 2010; however, geographic and/or product mix, as well as competitive dynamics, could further pressure pricing.
“Aggregates production cost per ton is expected to decline in 2010, driven by increased sales volume and an overall deflationary cost environment. Energy costs, primarily diesel fuel consumed by off-road mobile quarry equipment, are assumed to remain essentially flat with 2009. Our Specialty Products business should continue to expand its profitability in 2010, as even modest economic recovery drives industrial demand for magnesia-based chemicals products and continued demand for environmental applications is driven by the United States’ focus on green technology and innovation.
“Based on our current economic view, we expect that 2010 aggregates volume and pricing growth and a deflationary cost environment should lead to increased aggregates sales and improved gross margin and profitability. We expect the Specialty Products segment to contribute $40 million to $42 million in pretax earnings for 2010. Selling, general and administrative expenses should be flat with 2009, excluding required payments under certain retirement plans. Interest expense should be approximately $75 million in 2010 and our effective tax rate should be 28% as the final phase-in of the domestic production deduction is recognized during the year. Capital expenditures are forecast at $160 million for 2010 and, as revenues grow, we expect that there will be an increased use of cash for working capital, most notably accounts receivable.”
Risks to OUTLOOK
The 2010 estimated outlook reflects management’s assessment of the likelihood of certain risk factors that will affect future performance. The most significant risk to 2010 performance will be, as previously noted, the strength of the United States economy and its impact on construction activity. Our 2010 outlook is based on the expectation that the United States economy will stabilize, a federal highway bill will be reauthorized and positive economic growth will commence in the second half of the year.
Risks to the Corporation’s future performance are related to both price and volume and include a widespread decline in aggregates pricing, a greater-than-expected drop in demand as a result of the continued delays in federal Stimulus and state infrastructure projects, a further delay in federal highway funding, a continued decline in commercial construction, a further decline in residential construction, or some combination thereof. Further, increased highway construction funding pressures as a result of either federal or state issues can affect profitability. Currently, nearly all states are experiencing state-level funding pressures driven by lower tax revenues and an inability to finance approved projects. North Carolina and Texas are among the states experiencing these pressures, and these states disproportionately affect revenue and profitability.
The Corporation’s principal business serves customers in construction aggregates-related markets. This concentration could increase the risk of potential losses on customer receivables; however, payment bonds posted by the Corporation’s customers can help to mitigate the risk of uncollectible receivables. The level of aggregates demand in the Corporation’s end-use markets, production levels and the management of production costs will affect the operating leverage of the Aggregates business and, therefore, profitability. Production costs in the Aggregates business are also sensitive to energy prices, both directly and indirectly. Diesel and other fuels change production costs directly through consumption or indirectly in the increased cost of energy-related consumables, namely steel, explosives, tires and conveyor belts. Changing diesel costs also affect transportation costs, primarily through fuel surcharges in the Corporation’s long-haul distribution network. The Corporation’s estimated outlook does not contemplate rapidly increasing diesel costs or sustained periods of increased diesel fuel cost during 2010.
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MLM Reports 2009 Results

February 9, 2010
The availability of transportation in the Corporation’s long-haul network, particularly the availability of barges on the Mississippi River system and the availability of rail cars and locomotive power to move trains, affects the Corporation’s ability to efficiently transport material into certain markets, most notably Texas, Florida and the Gulf Coast region. The Aggregates business is also subject to weather-related risks that can significantly affect production schedules and profitability. Hurricane activity in the Atlantic Ocean and Gulf Coast generally is most active during the third and fourth quarters.
In addition to the impact on commercial and residential construction, the Corporation is exposed to risk in its outlook from tightening credit markets and the availability of and interest cost related to its debt. If volumes decline worse than expected, the Corporation is exposed to greater risk in its earnings, including its debt covenant, as the pressure of operating leverage increases disproportionately.
Consolidated Financial Highlights
Net sales for the quarter were $327.8 million, a 20.7% decrease versus the $413.5 million recorded in the fourth quarter of 2008. Earnings from operations for the fourth quarter of 2009 were $14.5 million compared with $60.4 million in 2008. Net loss attributable to the Corporation was $3.2 million, or $0.07 per diluted share, versus 2008 fourth-quarter net earnings of $25.3 million, or $0.60 per diluted share.
Net sales for 2009 were $1.497 billion compared with $1.860 billion for 2008. Earnings from operations were $187.6 million in 2009 versus $323.4 million in 2008. The Corporation posted an after-tax gain on discontinued operations of $0.3 million in 2009 compared with $4.8 million in 2008. Net earnings attributable to the Corporation were $85.5 million, or $1.91 per diluted share, in 2009 compared with $176.3 million, or $4.18 per diluted share, in 2008.
Business Financial Highlights
Net sales for the Aggregates business for the fourth quarter of 2009 were $290.1 million compared with 2008 fourth-quarter sales of $380.7 million. Aggregates pricing at heritage locations was down 1.1% and volume decreased 24.3%. Including acquisitions and divestitures, aggregates pricing decreased 1.2% and aggregates volume declined 23.2%. Earnings from operations for the quarter were $9.0 million in 2009 versus $68.0 million in the year-earlier period. 2009 net sales for the Aggregates business were $1.353 billion versus $1.693 billion in 2008. Earnings from operations were $177.0 million in 2009 compared with $331.1 million in 2008. For the year, heritage aggregates pricing increased 1.9%, while volume was down 23.0%. Including acquisitions and divestitures, aggregates average selling price increased 2.1% while volume declined 22.6%.
Specialty Products’ fourth-quarter net sales of $37.7 million increased 15.2% from prior-year net sales of $32.8 million. Earnings from operations for the fourth quarter were $9.6 million compared with $0.7 million in the year-earlier period. For 2009, net sales were $143.7 million and earnings from operations were $35.7 million compared with net sales of $167.2 million and earnings from operations of $28.1 million for 2008.
Accounting Change
Effective January 1, 2009, the Corporation retrospectively determined whether instruments granted in share-based payment transactions are participating securities. Unvested share-based payment awards with a right to receive non-forfeitable dividends are participating securities and should be included in the calculation of basic and diluted earnings per share (EPS) using the two-class method. The Corporation pays non-forfeitable dividend equivalents during the vesting period on its restricted stock awards and incentive stock awards, which results in these being considered participating securities. For the fourth quarter of 2008, basic EPS, previously reported as $0.61, has been adjusted and is now reported as $0.60. Diluted EPS for the fourth quarter of 2008, previously reported as $0.60, remains unchanged. For the year ended December 31, 2008,
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MLM Reports 2009 Results

February 9, 2010
basic EPS, previously reported as $4.26, has been adjusted and is now reported as $4.20, and diluted EPS, previously reported as $4.20, has been adjusted and is now reported as $4.18.
Conference Call Information
The Company will host an online web simulcast of its fourth-quarter and full year 2009 earnings conference call later today (February 9, 2010). The live broadcast of Martin Marietta Materials, Inc.’s conference call will begin at 2 p.m. Eastern Time today. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Company’s Web site.
For those investors without online web access, the conference call may also be accessed by calling 913-312-0969, confirmation number 2294666.
For more information about Martin Marietta Materials, Inc., refer to the Corporation’s web site at www.martinmarietta.com.

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and Forms 10-K, 10-Q and 8-K reports to the SEC over the past year. The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Corporation’s Web site at www.martinmarietta.com and are also available at the SEC’s Web site at www.sec.gov. You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.
Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only historical or current facts. They may use words such as “anticipate,” “expect,” “should be,” “believe,” and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.
Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to the performance of the United States economy; widespread decline in aggregates pricing; the level and timing of federal and state transportation funding, including federal stimulus projects and most particularly in North Carolina, one of the Corporation’s largest and most profitable states, and Georgia, Texas, Iowa and Louisiana, which when coupled with North Carolina, represented 56% of 2009 net sales in the Aggregates business; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Corporation serves; the severity of a continued decline in the commercial construction market, notably office and retail space, and the continued decline in residential construction; unfavorable weather conditions, particularly Atlantic Ocean hurricane activity, the early onset of winter and the impact of a drought in the markets served by the Corporation; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost of other consumables, namely steel, explosives, tires and conveyor belts; continued increases in the cost of other repair and supply parts; transportation availability, notably barge availability on the Mississippi River system and the availability of railcars and locomotive power to move trains to supply the Corporation’s Texas, Florida and Gulf Coast markets; increased transportation costs, including increases from higher passed-through energy costs and higher volumes of rail and water shipments; weakening in the steel industry markets served by the Corporation’s dolomitic lime products; inflation and its affect on both production and interest costs; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase the Corporation’s tax rate; violation of the debt covenant if price and volume decline worse than expected; downward pressure on the Corporation’s common stock price and its impact on goodwill impairment evaluations; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation. The Corporation assumes no obligation to update any such forward-looking statements.

MLM Reports Fourth-Quarter Results

February 9, 2010
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Earnings
(In millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net sales	$327.8	$413.5	$1,496.6	$1,859.7
Freight and delivery revenues	46.9	57.0	206.0	256.7

Total revenues	374.7	470.5	1,702.6	2,116.4

Cost of sales	268.1	309.5	1,158.9	1,389.2
Freight and delivery costs	46.9	57.0	206.0	256.7

Total cost of revenues	315.0	366.5	1,364.9	1,645.9

Gross profit	59.7	104.0	337.7	470.5

Selling, general and administrative expenses	32.5	33.9	139.4	151.3
Research and development	—	0.1	0.4	0.6
Other operating (income) and expenses, net	12.7	9.6	10.3	(4.8)

Earnings from operations	14.5	60.4	187.6	323.4

Interest expense	18.1	19.7	73.5	74.3
Other nonoperating (income) and expenses, net	0.4	1.6	(1.2)	2.0

(Loss) Earnings from continuing operations before taxes on income	(4.0)	39.1	115.3	247.1
Income tax (benefit) expense	(1.3)	12.6	27.4	72.1

(Loss )Earnings from continuing operations	(2.7)	26.5	87.9	175.0

(Loss) Gain on discontinued operations, net of related tax (benefit) expense of ($0.1), $0.2, $0.2 and $5.4, respectively	(0.2)	(0.2)	0.3	4.8

Consolidated net (loss) earnings	(2.9)	26.3	88.2	179.8
Less: Net earnings attributable to noncontrolling interests	0.3	1.0	2.7	3.5

Net (loss) earnings attributable to Martin Marietta Materials, Inc.	$(3.2)	$25.3	$85.5	$176.3

Net (loss) earnings per share:
Basic from continuing operations attributable to common shareholders	$(0.07)	$0.60	$1.91	$4.09
Discontinued operations attributable to common shareholders	—	—	0.01	0.11

	$(0.07)	$0.60	$1.92	$4.20

Diluted from continuing operations attributable to common shareholders	$(0.07)	$0.60	$1.90	$4.07
Discontinued operations attributable to common shareholders	—	—	0.01	0.11

	$(0.07)	$0.60	$1.91	$4.18

Dividends per share	$0.40	$0.40	$1.60	$1.49

Average number of shares outstanding:
Basic	44.9	41.4	44.0	41.4

Diluted	44.9	41.6	44.2	41.6

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MLM Reports Fourth-Quarter Results

February 9, 2010
MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net sales:
Aggregates Business:
Mideast Group	$100.9	$124.5	$438.5	$578.4
Southeast Group	74.7	105.2	350.1	447.9
West Group	114.5	151.0	564.3	666.2

Total Aggregates Business	290.1	380.7	1,352.9	1,692.5
Specialty Products	37.7	32.8	143.7	167.2

Total	$327.8	$413.5	$1,496.6	$1,859.7

Gross profit:
Aggregates Business:
Mideast Group	$27.2	$44.6	$139.0	$219.6
Southeast Group	4.0	19.3	45.6	76.8
West Group	17.3	34.3	111.2	136.4

Total Aggregates Business	48.5	98.2	295.8	432.8
Specialty Products	12.2	6.8	45.6	41.8
Corporate	(1.0)	(1.0)	(3.7)	(4.1)

Total	$59.7	$104.0	$337.7	$470.5

Selling, general and administrative expenses:
Aggregates Business:
Mideast Group	$11.2	$10.9	$44.2	$45.1
Southeast Group	6.6	6.5	26.9	26.1
West Group	10.5	10.9	42.0	44.5

Total Aggregates Business	28.3	28.3	113.1	115.7
Specialty Products	2.4	2.4	9.4	10.0
Corporate	1.8	3.2	16.9	25.6

Total	$32.5	$33.9	$139.4	$151.3

Earnings (Loss) from operations:
Aggregates Business:
Mideast Group	$15.9	$32.5	$95.1	$187.2
Southeast Group	(2.5)	11.9	20.5	48.1
West Group	(4.4)	23.6	61.4	95.8

Total Aggregates Business	9.0	68.0	177.0	331.1
Specialty Products	9.6	0.7	35.7	28.1
Corporate	(4.1)	(8.3)	(25.1)	(35.8)

Total	$14.5	$60.4	$187.6	$323.4

Depreciation	$44.2	$43.3	$172.0	$163.3
Depletion	1.0	1.4	4.0	4.6
Amortization	0.9	0.8	3.4	3.2

	$46.1	$45.5	$179.4	$171.1

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MLM Reports Fourth-Quarter Results

February 9, 2010
MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In millions)

	December 31,	December 31,
	2009	2008
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$263.6	$37.8
Accounts receivable, net	162.8	211.6
Inventories, net	332.6	318.0
Other current assets	97.9	97.6
Property, plant and equipment, net	1,692.9	1,690.5
Intangible assets, net	636.7	636.2
Other noncurrent assets	52.8	40.8

Total assets	$3,239.3	$3,032.5

LIABILITIES AND EQUITY
Current maturities of long-term debt and short-term facilities	$226.1	$202.5
Other current liabilities	147.5	146.1
Long-term debt (excluding current maturities)	1,023.5	1,152.4
Other noncurrent liabilities	435.8	464.2
Total equity	1,406.4	1,067.3

Total liabilities and equity	$3,239.3	$3,032.5

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MLM Reports Fourth-Quarter Results

February 9, 2010
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Cash Flows
(In millions)

	Year Ended
	December 31,
	2009	2008
Operating activities:
Consolidated net earnings	$88.2	$179.8
Adjustments to reconcile consolidated net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	179.4	171.1
Stock-based compensation expense	20.6	21.9
Excess tax benefits from stock-based compensation transactions	(0.5)	(3.3)
Losses (Gains) on divestitures and sales of assets	2.1	(25.6)
Deferred income taxes	8.6	23.8
Other items, net	(1.0)	(2.7)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	48.5	34.2
Inventories, net	(12.5)	(25.2)
Accounts payable	(10.5)	(24.4)
Other assets and liabilities, net	(4.5)	(4.0)

Net cash provided by operating activities	318.4	345.6

Investing activities:
Additions to property, plant and equipment	(139.2)	(258.2)
Acquisitions, net	(49.6)	(218.5)
Proceeds from divestitures and sales of assets	7.8	26.0
Loan to affiliate	(4.0)	—
Railcar construction advances	(8.7)	(7.3)
Repayment of railcar construction advances	8.7	7.3

Net cash used for investing activities	(185.0)	(450.7)

Financing activities:
Borrowings of long-term debt	330.0	297.8
Repayments of long-term debt and payments on capital lease obligations	(236.1)	(205.2)
Net repayments on short-term facilitites	(200.0)	128.0
Termination of interest rate swaps	—	(11.1)
Debt issuance costs	(2.4)	(1.1)
Change in bank overdraft	(2.9)	(1.7)
Dividends paid	(71.2)	(62.5)
Distributions to owners of noncontrolling interests	(2.6)	(3.9)
Purchase of subsidiary shares from noncontrolling interest	(17.1)	—
Repurchases of common stock	—	(24.0)
Issuances of common stock	294.2	3.3
Excess tax benefits from stock-based compensation transactions	0.5	3.3

Net cash provided by financing activities	92.4	122.9

Net increase in cash and cash equivalents	225.8	17.8
Cash and cash equivalents, beginning of period	37.8	20.0

Cash and cash equivalents, end of period	$263.6	$37.8

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MLM Reports Fourth-Quarter Results

February 9, 2010
MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended		Year Ended
	December 31, 2009		December 31, 2009
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
Heritage Aggregates Product Line: (2)
Mideast Group	(20.7%)	2.2%	(27.0%)	3.8%
Southeast Group	(24.7%)	(7.3%)	(22.2%)	(1.0%)
West Group	(26.7%)	(0.2%)	(20.6%)	3.4%
Heritage Aggregates Operations	(24.3%)	(1.1%)	(23.0%)	1.9%
Aggregates Product Line (3)	(23.2%)	(1.2%)	(22.6%)	2.1%

	Three Months Ended		Year Ended
	December 31,		December 31,
Shipments (tons in thousands)	2009	2008	2009	2008
Heritage Aggregates Product Line: (2)
Mideast Group	8,803	11,102	37,265	51,035
Southeast Group	6,548	8,697	30,417	39,087
West Group	11,169	15,238	54,503	68,627

Heritage Aggregates Operations	26,520	35,037	122,185	158,749
Acquisitions	375	—	1,172	—
Divestitures (4)	10	7	44	606

Aggregates Product Line (3)	26,905	35,044	123,401	159,355

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.

(2)	Heritage Aggregates product line excludes volume and pricing data for acquisitions that have not been included in prior-year operations for the comparable period and divestitures.

(3)	Aggregates product line includes all acquisitions from the date of acquisition and divestitures through the date of disposal.

(4)	Divestitures include the tons related to divested aggregates product line operations up to the date of divestiture.
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MLM Reports Fourth-Quarter Results

February 9, 2010
MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures
(In millions)
Gross margin as a percentage of net sales and operating margin as a percentage of net sales represent non-GAAP measures. The Corporation presents these ratios calculated based on net sales, as it is consistent with the basis by which management reviews the Corporation’s operating results. Further, management believes it is consistent with the basis by which investors analyze the Corporation’s operating results, given that freight and delivery revenues and costs represent pass-throughs and have no profit mark-up. Gross margin and operating margin calculated as percentages of total revenues represent the most directly comparable financial measures calculated in accordance with generally accepted accounting principles (“GAAP”). The following tables present the calculations of gross margin and operating margin for the three months and years ended December 31, 2009 and 2008, in accordance with GAAP and reconciliations of the ratios as percentages of total revenues to percentages of net sales:

	Three Months Ended		Year Ended
Gross Margin in Accordance with Generally Accepted	December 31,		December 31,
Accounting Principles	2009	2008	2009	2008
Gross profit	$59.7	$104.0	$337.7	$470.5

Total revenues	$374.7	$470.5	$1,702.6	$2,116.4

Gross margin	15.9%	22.1%	19.8%	22.2%

	Three Months Ended		Year Ended
	December 31,		December 31,
Gross Margin Excluding Freight and Delivery Revenues	2009	2008	2009	2008
Gross profit	$59.7	$104.0	$337.7	$470.5

Total revenues	$374.7	$470.5	$1,702.6	$2,116.4
Less: Freight and delivery revenues	(46.9)	(57.0)	(206.0)	(256.7)

Net sales	$327.8	$413.5	$1,496.6	$1,859.7

Gross margin excluding freight and delivery revenues	18.2%	25.2%	22.6%	25.3%

	Three Months Ended		Year Ended
Operating Margin in Accordance with Generally Accepted	December 31,		December 31,
Accounting Principles	2009	2008	2009	2008
Earnings from operations	$14.5	$60.4	$187.6	$323.4

Total revenues	$374.7	$470.5	$1,702.6	$2,116.4

Operating margin	3.9%	12.8%	11.0%	15.3%

	Three Months Ended		Year Ended
	December 31,		December 31,
Operating Margin Excluding Freight and Delivery Revenues	2009	2008	2009	2008
Earnings from operations	$14.5	$60.4	$187.6	$323.4

Total revenues	$374.7	$470.5	$1,702.6	$2,116.4
Less: Freight and delivery revenues	(46.9)	(57.0)	(206.0)	(256.7)

Net sales	$327.8	$413.5	$1,496.6	$1,859.7

Operating margin excluding freight and delivery revenues	4.4%	14.6%	12.5%	17.4%

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MLM Reports Fourth-Quarter Results

February 9,2010
MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures (continued)
(Dollars in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Earnings Before Interest, Income Taxes, Depreciation,
Depletion and Amortization (EBITDA)(1)	$59.2	$102.8	$364.1	$497.7

(1)	EBITDA is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net earnings or operating cash flow. For further information on EBITDA, refer to the Corporation’s Web site at www.martinmarietta.com.
A reconciliation of net earnings to EBITDA is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net (Loss) Earnings Attributable to Martin Marietta Materials, Inc.	$(3.2)	$25.3	$85.5	$176.3
Add back:
Interest Expense	18.1	19.7	73.5	74.3
Income Tax (Benefit) Expense for Controlling Interests	(1.4)	12.7	27.4	77.3
Depreciation, Depletion and Amortization Expense	45.7	45.1	177.7	169.8

EBITDA	$59.2	$102.8	$364.1	$497.7

The ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months is a covenant under the Corporation’s $325 million five-year revolving credit agreement. Under the agreement, the Corporation’s ratio of consolidated debt-to-consolidated EBITDA, as defined, for the trailing twelve months can not exceed 3.75 to 1.00 as of December 31, 2009, with certain exceptions related to qualifying acquisitions, as defined.
The following presents the calculation of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months at December 31, 2009. For supporting calculations, refer to Corporation’s Web site at www.martinmarietta.com.

Twelve-Month Period
January 1, 2009 to
December 31, 2009
Earnings from continuing operations attributable to Martin Marietta Materials, Inc.	$86.1
Add back:
Interest expense	73.5
Income tax expense	27.3
Depreciation, depletion and amortization expense	173.9
Stock-based compensation expense	20.6
Unusual, nonrecurring, noncash charge for legal reserve	11.9
Deduct:
Interest income	(1.4)

Consolidated EBITDA, as defined	$391.9

Consolidated Debt at December 31, 2009	$1,249.6

Consolidated Debt-to-Consolidated EBITDA, as defined, at December 31, 2009 for the trailing twelve-month EBITDA	3.19

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